Exhibit 99.2

INSIDER TRADING POLICIES

RELATING TO INSIDER TRADING IN COMPANY SECURITIES AND CONFIDENTIALITY OF INFORMATION

To:	Board of Directors and Officers of Elvictor Group, Inc. (the “Company”)

From: Chief Executive Officer of the Company

The Board of Directors has adopted the following Policy which applies to all personnel (including directors and officers) of the Company arising from our legal and ethical responsibilities as a public traded company.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of material nonpublic information from disclosing this information to third parties except in the necessary course of business. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

1.Prohibition Against Trading on Undisclosed Material Information

You and any other person in possession of material non-public information are prohibited from engaging in any transaction in the Company’s securities while aware of material non-public information about the Company. It makes no difference whether or not you relied upon or used material non-public information in deciding to trade – if you are aware of material non-public information about the Company, the prohibition applies. This prohibition extends to trades of the Company’s securities in which you have any “beneficial” or other interest, or over which you exercise investment control, including:

●	transactions in the Company’s securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by you;

●	transactions in the Company’s securities for which you act as trustee, executor or custodian; and

●	transactions in any other account or investment involving in any way any the Company’s securities over which you exercise any direct or indirect control.

Specifically, if you are aware of material information relating to the Company which has not yet been available to the public for at least two full days (often called “inside information”), you are prohibited from engaging in any transaction in the Company’s securities, directly or indirectly, and from disclosing such information to any other persons, except in the necessary course of business. The restrictive periods pertinent to trading appear below. Any information, positive or negative, is “material” if it might be of significance to an investor in determining whether to purchase, sell or hold our securities or if it could materially affect the market price or value of our securities. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include a potential business acquisition, internal information about revenues, earnings or other aspects of financial performance that departs in any way from what the market would expect based upon prior disclosures, important business developments, or an important transaction. We emphasize that these examples are merely illustrative.

Release of information to the media does not immediately mean the information has become publicly available. Information is available to the public only when it has been released broadly to the marketplace (such as by a press release or an otcmarkets.com filing) and the investing public has had time to absorb and evaluate it. We do not consider information about the Company to be public until at least two full trading days have passed following its formal release to the market. Once material information is publicly announced, trading can occur after a lapse of two full trading days. Therefore, if an announcement is made before the commencement of trading on a Monday, an officer may trade in the Company’s stock or other securities starting on the Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, employees may not trade in the Company’s stock or other securities until Thursday.

The above prohibition against trading on inside information generally reflects the requirements of law as well as the Company’s Policy. As fully discussed below, a breach of this Policy will likely also constitute a serious legal violation.

2.Restricted Periods

In addition to the limitations set forth in Section 1 above, “Restricted Personnel” are not permitted to trade any Company securities during a “Restricted Period”. “Restricted Personnel” are those individuals who are at an enhanced risk of possessing inside information. This group includes all members of the Company’s Board of Directors. “Restricted Personnel” are not permitted to trade any securities of the Company during periods that begin 10 trading days prior to the end of each of the Company’s fiscal quarters (including its fiscal year end) and ending ten full trading days after the financial results for each quarter, or with respect to the fourth quarter for the full year, have been announced publicly (a “Restricted Period”).

3. Tipping

Improper disclosure of non-public information to another person, whether or not the person engages in a transaction in the stock (so-called “tipping”), is also a serious legal offense by the tipper and a violation of the terms of this Policy. If you disclose information about our Company, or information about any other public company that you acquire in connection with your employment with our Company, you may be fully responsible legally for the trading of the person receiving the information from you (your “tippee”) and even persons who receive the information directly or indirectly from your tippee. Accordingly, in addition to your general obligations to maintain confidentiality of information obtained through your employment and to refrain from trading while in possession of such information, you must take utmost care not to discuss confidential or non-public information with family members, friends or others.

4. Consequence of Violation

The Company considers strict compliance with this Policy to be a matter of utmost importance. We would consider any violation of this Policy by an employee as a threat to our reputation. Violation of this Policy could cause extreme embarrassment and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of this Policy will be grounds for immediate dismissal from the Company, whether or not your failure to comply with this policy results in a violation of law. Violation of the insider trading laws and this Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation. For example, under U.S. securities laws, individuals may be subject to imprisonment for up to 20 years, criminal fines of up to $5 million and civil fines of up to three times the profit gained or loss avoided, as well as the attorneys’ fees of the persons injured.

ACKNOWLEDGED AND UNDERSTOOD ON __, 2023

NAME OF OFFICER, DIRECTOR, EMPLOYEE

SIGNATURE